PROMISSORY NOTE

         $________                                    Dated:


                                   SECTION ONE

                                  TERMS OF NOTE

FOR VALUE RECEIVED, SGI INTERNATIONAL, OTC Bulletin Board symbol "SGII"
(the "Debtor"), of 1200 Prospect Street, Suite 325, La Jolla, California 92037 promises to pay to the order of _______ (hereinafter "Holder"), the principal sum of _________ ($_______) Dollars with interest thereon at the rate of nine percent (9%) per annum. Both the principal and interest thereon shall be due and payable one (1) year from the date of this Promissory Note. The principal and interest shall be paid by issuing Holder ______________________(_________) shares of restricted common stock of Debtor, if available, or if unavailable for any reason, Holder will be paid in cash. Debtor shall be in default hereunder only after Holder gives fifteen (15) days advance written notice to Debtor that it is in default and Debtor does not cure such default within this prescribed period.

                                   SECTION TWO

                               PREPAYMENT OF NOTE

Prepayment of the full principal balance, along with all unpaid interest, or any portion of the principal balance, along with any portion thereof of unpaid interest, is not permitted.

                                  SECTION THREE

                      EFFECT OF WAIVER OF RIGHTS BY HOLDER

Holder is not under any obligation to exercise any of his rights under this note, and failure to exercise his rights under this note or to delay in exercising any of his rights shall not be deemed a waiver of or in any manner impair any of the rights of Holder.

                                  SECTION FOUR

                         CUMULATIVE RIGHTS AND REMEDIES

The rights and remedies of Holder specified in this note are cumulative and do not exclude any other rights or remedies he may otherwise have.

                                  SECTION FIVE

                      ACCELERATION ON INSOLVENCY OF DEBTOR

If Debtor shall be adjudged bankrupt, or file a petition in bankruptcy, or have a petition in bankruptcy filed against it, this note shall become due and payable immediately without demand or notice.


                                   SECTION SIX

                                 CHOICE OF LAWS

This note shall be governed by and construed in accordance with the laws of California in all respects, including matters of construction, validity and performance.

                                  SECTION SEVEN
                               COSTS OF COLLECTION

Debtor shall pay on demand all costs of collection, including legal expenses and attorney fees, incurred by Holder in enforcing this note on default.

                                  SECTION EIGHT
                                INTEREST CHARGES

If a law, which applies to this note and which sets the maximum interest amount, is finally interpreted so that the interest in connection with this note exceeds the permitted limits, then: (1) any such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit; and (2) any sums already collected (if any) from the Debtor which exceed the permitted limits will be refunded to the Debtor. Holder may choose to make this refund by reducing the principal Debtor owes under this note or by making a direct payment to the Debtor. If a refund reduces the principal, the reduction will be treated as a partial payment.

                                  SECTION NINE
                               REGISTRATION RIGHTS

Debtor agrees that the common stock underlying this Promissory Note shall be granted "piggyback" registration rights as set forth herein, unless otherwise tradable under Rule 144 of the Securities Act of 1933. Both Debtor and Holder by its acceptance, acknowledge that in accordance with Rule 144 (3) (ii) the one year holding period for securities acquired through the conversion or surrender of another security, in this case common stock in payment of the promissory note, shall be deemed to have been acquired at the same time as the securities surrendered for conversion. Debtor shall be obligated to Holder as follows: During the life of the promissory Note, whenever Debtor proposes to file with the SEC a Registration Statement (other than (i) S-8 registering solely securities issued pursuant to an employee benefit plan or, (ii) a transaction subject to rule 145 promulgated under the Act), it shall include in such filing all common shares issuable upon payment of this Promissory Note. If such Registration Statement relates to an underwritten offering, and if the managing underwriter for said offering advises Debtor in writing that the inclusion of all or any portion of such shares would be detrimental to said offering, then the shares shall not be included in the Registration Statement. In the event that the underwriter concludes that a portion of such securities shall be included in the offering or the registration statement and would not be detrimental thereto, and such portion is less than the amount requested for inclusion, then the amount to be included shall be prorated among the requesting security holders of Debtor possessing similar registration rights.

SGI INTERNATIONAL (Debtor)
By
Authorized Signatory